UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2022

ProFrac Holding Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-41388	87-2424964
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 Shops Boulevard, Suite 301 Willow Park, Texas	76087
(Address of principal executive offices)	(Zip Code)

(254) 776-3722

(Registrant’s telephone number, including area code)

Not Appliable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Class A common stock, par value $0.01 per share	ACDC	The Nasdaq Global Select Market
Warrants, each 124.777 warrants exercisable for one share of Class A common stock at an exercise price of $717.47 per share	ACDCW	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

This section describes the material provisions of the Purchase Agreement (as defined below) but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of the Purchase Agreement, a copy of which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.ProFrac Holding Corp.’s stockholders and other interested parties are urged to read such agreement in its entirety. Unless otherwise defined herein, the capitalized terms used below are defined in the Purchase Agreement.

As previously disclosed in the Current Report on Form 8-K filed by ProFrac Holding Corp., a Delaware corporation (“ProFrac”), with the Securities and Exchange Commission on December 28, 2022, ProFrac Holdings II, LLC (“ProFrac II LLC”), a Texas limited liability company and a subsidiary of ProFrac, entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with Performance Holdings I, LLC, a Louisiana limited liability company (“Performance Holdings I”), and Performance Holdings II, LLC, a Louisiana limited liability company (“Performance Holdings II” and, together with Performance Holdings I, the “Performance Sellers”).

Pursuant to the Purchase Agreement, ProFrac II LLC agreed, subject to the terms and conditions set forth therein, to acquire from the Performance Sellers 100% of the issued and outstanding membership interests of each of (i) Performance Proppants, LLC, a Texas limited liability company, (ii) Red River Land Holdings, LLC, a Louisiana limited liability company, (iii) Performance Royalty, LLC, a Louisiana limited liability company, (iv) Performance Proppants International, LLC, a Louisiana limited liability company and (v) Sunny Point Aggregates, LLC, a Louisiana limited liability company (the “Acquired Interests”).

Pursuant to the terms of the Purchase Agreement, as consideration for the Acquired Interests, upon the consummation of the transactions contemplated by the Purchase Agreement (the “Closing”), ProFrac II LLC will pay to the Sellers aggregate cash consideration of approximately $475,000,000, subject to certain customary post-closing adjustments.

The Purchase Agreement includes customary representations, warranties, indemnities, and covenants. In addition, the Closing is subject to customary closing conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and absence of legal impediments. Subject to the satisfaction or waiver of certain conditions and the other terms and conditions of the Purchase Agreement, the transaction is expected to close in the first quarter of 2023.

The Purchase Agreement contains certain termination rights for ProFrac II LLC and the Seller Representative, including that, subject to certain limitations, either ProFrac II LLC or the Seller Representative may terminate the Purchase Agreement if the transaction is not consummated by April 1, 2023.

The Purchase Agreement and the above description of the Purchase Agreement have been included to provide investors with information regarding the terms of the Purchase Agreement. The representations, warranties and covenants contained in the Purchase Agreement were made only for the purposes of the Purchase Agreement and as of specific dates, were solely for the benefit of the parties thereto, may have been used for purposes of allocating risk between the parties rather than establishing matters of fact and may be subject to qualifications or limitations agreed upon by the parties in connection with the negotiated terms, including being qualified by schedules and other disclosures made by the parties. Accordingly, investors should not rely on the representations, warranties and covenants in the Purchase Agreement as statements of factual information regarding the parties.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1*†	Membership Interest Purchase Agreement, dated December 23, 2022, by and among ProFrac Holdings II, LLC, Performance Holdings I, LLC and Performance Holdings II, LLC.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Filed herewith
†

Schedules to the Membership Interest Purchase Agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company will furnish supplementally to the Securities and Exchange Commission any omitted schedule upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROFRAC HOLDING CORP.

By:	/s/ Lance Turner
Name:	Lance Turner
Title:	Chief Financial Officer

Date: December 30, 2022